                                                                    EXHIBIT 99.1


                        1999 Annual Report & Form 10-K



                           [UTILX LOGO APPEARS HERE]





          CableCure(R)
               FlowMole(R)

Corporate Profile

UTILX Corporation provides critical services for the installation and rejuvenation of aged underground utility infrastructure with proprietary CableCure/(R)/ solution, in the U.S. and Canada through a network of regional sales and service centers. The Company also provides CableCure services throughout Europe and Asia. Based in Kent, Washington, UTILX Corporation began commercial operations in 1984. The Company was incorporated in Delaware and its initial public offering was completed on March 25, 1988.

Directors and Officers


DIRECTORS                                       OFFICERS

William M. Weisfield                            William M. Weisfield
Chairman of the Board                           President & Chief Executive Officer

                                                Darla Vivit Norris
                                                Senior Vice President, Chief Financial Officer & Treasurer
Stanley J. Bright
Vice Chairman of the Board of Directors         James E. Bartholomew
MidAmerican Energy Holdings Company             Senior Vice President, Eastern Region
Davenport, Iowa
                                                Scott E. Reynolds
                                                Senior Vice President, Western Region

John D. Durbin                                  Glen J. Bertini
Principal, Olympic Capital Partners             Senior Vice President, Business Development
Seattle, Washington
                                                George T. Taylor
                                                Vice President, Corporate Operations

John W. Ellis                                   David L. Barnes
Chairman and Chief Executive Officer            Vice President, Western Region
The Baseball Club of Seattle
                                                Johnnie M. Barr
                                                Vice President, Mid Atlantic Region

Walter M. Higgins                               Phyllis A. Miller
Chairman, President & Chief Executive Officer   Vice President, Corporate Attorney
AGL Resources, Inc.
Atlanta, Georgia                                Phyllis A. Boyd
                                                Controller, Chief Accounting Officer

                                                Anne G. Cameron
Robert E. Runice                                Corporate Secretary
Private Investor & Business Consultant
                                                Alisa M. Scott
                                                Assistant Corporate Secretary


Consolidated Financial Highlights

(dollar amounts in thousands, except per share data)

                                           1999         1998        1997        1996         1995
For years ended March 31,
Revenues                                $78,866      $82,464     $64,875     $48,993      $49,717
Net income (loss)                        (6,678)      (2,118)      2,968      (4,489)      (2,022)
Earnings (loss) per share                  (.90)        (.29)        .41        (.62)        (.28)

---------------------------------------------------------------------------------------------------

Cash flow from (used by) operations       6,065       (1,723)      6,150         148       (1,690)
Capital expenditures                      3,305        4,438       3,848       3,138        3,958

---------------------------------------------------------------------------------------------------

As of March 31,
Current ratio                               1.5          1.9         2.8         2.9          3.8
Working capital                         $ 8,262      $14,252     $16,560     $13,349      $18,073
Total assets                             38,575       43,479      35,912      30,624       35,348

---------------------------------------------------------------------------------------------------

Stockholders equity                     $18,109      $24,831     $26,741     $23,456      $28,070
Year-end book value per share              2.44         3.35        3.72        3.26         3.91
Number of employees                         763          778         741         515          521

---------------------------------------------------------------------------------------------------

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in the Annual Report are forward-looking statements that involve risks and uncertainties, including competitive pressures, weather, regulatory and other matters affecting the utility industry in general, and other risks detailed in the Company's most recent filing with the Securities and Exchange Commission on Form 10-K. Actual results and timelines may differ materially from those projected. These forward-looking statements represent the Company's judgment as of the date of the preparation of the Annual Report. The Company disclaims, however, any intent or obligation to update these forward-looking statements.



                FlowMole                            CableCure

      [FLOWMOLE CHART APPEARS HERE]      [CABLECURE CHART APPEARS HERE]

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Dear Shareholders,

This is my first letter to you as your President and CEO. Last year was a very difficult year for UTILX. It was a year of record losses. It was a year of complete change, not only at my position but also at the entire senior management level. I feel confident telling you that things have changed and for the better.

Let's briefly look back at 1999. We got off to a promising start with strong revenue growth from our largest customer, Florida Power and Light and had a breakeven first quarter. However, that situation quickly changed.

 .    By the middle of the year, we had exhausted Florida Power and Light's budget for UTILX. Revenues were severely curtailed for the remainder of the calendar year, leading to large losses in the second and third quarters.

 .    A number of non-operating expenses also hit our bottom line.

 .    We settled our lawsuit against our former subcontractor in Florida. The settlement was a positive event because it allows us to save costs in the future by doing the work with our own crews. However, it contributed $381 thousand to the year's loss.

 .    We settled many insurance claims from past years, but we continued to pay for inadequate insurance coverage in those prior years by adding $833 thousand to our insurance liability reserve. We now have no further substantial claims from those prior years.

 .    We recognized the value of putting all of our assets to work and tackled our high inventory levels. In doing so, we have set aside a charge for inventory obsolescence of $700 thousand.

Despite the record losses of 1999, the year ended on an upswing. Besides the management changes which I will discuss below in more detail, we were awarded new or extended long term contracts from Florida Power and Light, U S West, Virginia Power and others. As work with these customers ramped up, we were able to minimize operating losses in our fourth quarter.

And now for the management changes. I became President and CEO, in addition to my responsibilities as Chairman, in late November. Much of my twenty nine years of work experience has been in turnaround situations and the Board felt that I was well qualified to effect needed changes at UTILX. With the departure of the CFO and the SVP of Operations, I started to put my own team in place, a team that can focus on developing and implementing the strategies which will return our Company to profitability. I recognized the operational talent already existing at UTILX, people who had been able to make a positive contribution to the bottom line despite the losses of the whole. I promoted UTILX veterans Scott Reynolds, Jim Bartholomew and Glen Bertini to senior management positions. I also brought in talent from the outside including Johnnie Barr, an experienced and well respected operations VP, and Darla Norris, a CFO with whom I accomplished a previous turnaround. All of the Officers listed inside the cover of this report have new or expanded responsibilities. This team will make a difference in what we can accomplish at UTILX.

In our short time together, we have confirmed that we have the core ingredients to be a successful Company:

 .    Our workforce, from our crews to our administrative staff, is skilled, loyal and motivated.

 .    We have a terrific proprietary product in CableCure, and CableCure is a product proven to be reliable and cost effective for our customers.

 .    In a recent survey which we had commissioned, our customers rated us excellent in both performance and value.

With these core strengths, it is the challenge of the managers that I have selected to provide the direction and focus necessary to return UTILX to profitability.

You have a new team leading your Company. Profitability is our key word, not growth. We will seek growth only when we know it can add to the bottom line. To that end, in fiscal 2000, we will be emphasizing increased productivity in the field with new tracking and incentive compensation systems. We will also continue working to decrease overhead at both our corporate headquarters and in our field operations centers. We are also examining each of our contracts to increase their profitability, renegotiating or terminating when possible those which cannot be profitable.

We will continue to focus on growing our CableCure business. This strategy remains sound for many reasons:

 .    CableCure is not capital intensive and CableCure growth will not require a significant financing commitment.

 .    The proprietary nature of this service means there is no direct competition. Any indirect competition is much less cost effective.

 .    Compared to our FlowMole business, CableCure has higher margins.

To jump start increased sales of our CableCure service, we have improved and simplified our warranty, extending it from ten years to twenty years. After twelve years of actual experience, and with the results of many aging experiments in the laboratory, we are confident that CableCure can extend the life of a cable by at least twenty years. We have also initiated a new business plan to improve sales in the telecommunications market. Our CableCure/CB product has been developed to improve the bandwidth of damaged copper telephone wire cable found in many residential neighborhoods. In this age of increasing bandwidth demands, the potential of this market is significant.

Your new management team will refocus on the customer. In terms of our existing customers, we already know that they like our work and our service. However, in order to optimize our performance, we need to be closely involved in our customers planning process. We need to know the strategies and direction of their senior management. In the future, relationships with our key customers must be strengthened at all levels: sales, operational, and with senior management. This also applies to future customers, where we will exploit and enlarge our senior relationships in the industry in order to shorten the sales cycle.

In conclusion, I know that we have many challenges. However, I believe that UTILX is poised to perform profitably and I believe that your new management can and will make a difference. I look forward to seeing you at our annual meeting on July 30th, and to my quarterly reports during this fiscal year.



/s/ William M. Weisfield
William M. Weisfield
President & CEO

                  UTILX Corporation's Domestic Operation Areas

                             [CHART APPEARS HERE]

UTILX Corporate Information

ANNUAL REPORT AND FORM 10-K

This publication serves as both our 1999 Annual report to Stockholders and the Report on Form 10-K filed with the Securities and Exchange Commission. For online access to our SEC filings and additional financial information visit: http://www.businesswire.com/cnn/utilx.htm.

For additional copies and other information available to investors, please send written requests to: Darla Vivit Norris, Senior Vice President and Chief Financial Officer, UTILX, P.O. Box 97009, Kent, Washington 98064-9709.

1999 ANNUAL MEETING

The 1999 Annual Meeting of Stockholders of UTILX is Friday, July 30, 1999 at 10:30 a.m., at UTILX Corporation, 22820 Russell Road, Kent, Washington 98032.

STOCK PRICE AND STOCKHOLDER DATA

The following table sets forth the high and low stock for the Common Stock as quoted on the Nasdaq National Market during the quarters indicated. The closing price for the common stock on June 2, 1999 as reported on the Nasdaq National Market was $3.3125.

                1999 Fiscal Year      High      Low
                ----------------    --------  -------
                1st  Quarter        $ 5 3/4    4 1/8
                2nd Quarter           5        3 1/4
                3rd Quarter           3 7/16   1 7/16
                4th Quarter           3 1/2    1 1/2

                1998 Fiscal Year
                ----------------
                1st  Quarter        $ 4 7/8    3 13/16
                2nd Quarter           5 3/8    4
                3rd Quarter           6 7/8    4 3/8
                4th Quarter           7 7/8    4 7/8

On June 2, 1999, the number of stockholders of record of Common Stock was 606, which does not include the number of stockholders whose shares were held of record by a broker or clearing agency, but does include such broker or clearing agency as holder of record.

DIVIDEND POLICY

The Company currently intends to retain its earnings to fund the development and growth of its business. The Company has not paid cash dividends on common stock to date and does not anticipate doing so in the foreseeable future.

CORPORATE HEADQUARTERS

UTILX Corporation
22820 Russell Road (98032)
P.O. Box 97009
Kent, Washington  98064-9709
Telephone   (253) 395-0200
Facsimile   (253) 395-1040

INTERNATIONAL SUBSIDIARY
UTILX Limited
33 Maylan Road
Earlstrees Industrial Estate
Corby, Northamptonshire
United Kingdom NN17 4DR
Telephone        011 44 (1536) 400141
Facsimile        011 44 (1536) 400142

LEGAL COUNSEL
Graham & Dunn,
Seattle, Washington

AUDITORS
PricewaterhouseCoopers LLP,
Seattle, Washington

TRANSFER AGENT & REGISTRAR
American  Stock Transfer & Trust Co.
40 Wall Street, 46th Floor
New York, New York  10005
Telephone     (718) 921-8200
Facsimile     (718) 921-8355

STOCK TRADING
UTILX Corporation common stock trades on the Nasdaq National Market System under the symbol UTLX.

UTILX(R), FlowMole(R) and CableCure(R) are registered trademarks of UTILX Corporation. UTILX Corporation is an equal-opportunity affirmative-action employer.

[UTILX LOGO APPEARS HERE]

UTILX Corporation
22820 Russell Road (98032)
P.O. Box 97009
Kent, Washington  98064-9709
===============================================================================